Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-188345-02

November 6, 2013

Public Service Company of New Hampshire

Pricing Term Sheet

Issuer:	Public Service Company of New Hampshire
Security:	$250,000,000 3.50% First Mortgage Bonds, Series S, due 2023
Maturity Date:	November 1, 2023
Coupon:	3.50%
Price to Public:	99.634%
Benchmark Treasury:	2.50% due August 15, 2023
Spread to Benchmark Treasury:	+90 basis points
Benchmark Treasury Price / Yield:	98-24+ / 2.644%
Re-Offer Yield:	3.544%
Interest Payment Dates:	May 1 and November 1, commencing May 1, 2014
Redemption Provisions:	Make-whole call at any time prior to August 1, 2023 at a discount rate of Treasury plus 15 basis points and, thereafter at par
Trade Date:	November 6, 2013
Settlement Date*:	November 14, 2013
CUSIP / ISIN:	744482BL3 / US744482BL38
Ratings**:	A (S&P) / A3 (Moody’s) / A (Fitch)
Joint Book-Running Managers:	Barclays Capital Inc. Mizuho Securities USA Inc.
Co-Manager:	BNY Mellon Capital Markets, LLC RBS Securities Inc. U.S. Bancorp Investments, Inc. Samuel A. Ramirez & Company, Inc.

* Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date hereof or the succeeding business day will be required, by virtue of the fact that the bonds initially will settle T+5 (on November 14, 2013) to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of bonds who wish to trade bonds on the date hereof should consult their own advisors.

** Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at (888) 603-5847 or Mizuho Securities USA Inc. toll-free at (866) 271-7403.